UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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First Commonwealth Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST COMMONWEALTH FINANCIAL CORPORATION

Old Courthouse Square, 22 North Sixth Street

Indiana, Pennsylvania 15701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 16, 2007

Dear Shareholders:

On Monday, April 16, 2007, First Commonwealth Financial Corporation will hold its Annual Meeting of Shareholders at First Commonwealth Place, 654 Philadelphia Street, Indiana, Pennsylvania. The meeting will begin at 3:00 p.m., local time. At the meeting we will:

1.	Elect four members to the Board of Directors to serve for terms expiring in 2010; and

2.	Attend to other business properly presented at the meeting.

The Board of Directors recommends that you vote in favor of the director nominees presented in the enclosed Proxy Statement.

Only shareholders of record as of the close of business on March 2, 2007, may vote at the annual meeting and any adjournments of the annual meeting. A copy of First Commonwealth’s 2006 Annual Report to Shareholders, which includes consolidated financial statements of First Commonwealth, is enclosed. The approximate date of mailing of the enclosed Proxy Statement and proxy card is March 16, 2007.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, SO THAT YOUR SHARES WILL BE REPRESENTED. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors,

/s/    David R. Tomb, Jr.

David R. Tomb, Jr.

Secretary

Indiana, Pennsylvania

March 16, 2007

i

FIRST COMMONWEALTH FINANCIAL CORPORATION

Old Courthouse Square, 22 North Sixth Street

Indiana, Pennsylvania 15701

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held

April 16, 2007

INFORMATION ABOUT THE ANNUAL MEETING

Date, Time, and Location

On Monday, April 16, 2007, First Commonwealth Financial Corporation will hold its Annual Meeting of Shareholders at First Commonwealth Place, 654 Philadelphia Street, Indiana, Pennsylvania. The meeting will begin at 3:00 p.m., local time. At the meeting, you will be asked to elect four members to the Board of Directors to serve for terms expiring in 2010 and to attend to any other business properly presented at the meeting.

Record Date and Voting

Only shareholders of record of First Commonwealth common stock as of the close of business on March 2, 2007, are entitled to receive notice of and vote at the annual meeting. As of March 2, 2007, 73,938,365 shares of First Commonwealth common stock were outstanding.

You are entitled to one vote for each share that you held as of the record date on all matters to be considered and acted upon at the annual meeting. First Commonwealth’s Articles of Incorporation do not permit you to cumulate your votes in connection with the election of directors.

First Commonwealth’s By-Laws provide that the holders of not less than a majority of the shares entitled to vote at any meeting, present in person or by proxy, will constitute a quorum. Directors are elected by plurality vote, meaning that the four nominees who receive the highest number of votes cast for the election of directors at the annual meeting will be elected as directors. An affirmative vote of a majority of the shares present and voted at the annual meeting is required to approve any other matter properly brought before the meeting.

Brokers that are member firms of the New York Stock Exchange and who hold shares in “street name” for their customers have the discretion to vote those shares with respect to certain matters, including the election of directors, if they have not received voting instructions from the beneficial owners of the shares. When a broker submits a proxy, but is prohibited or otherwise refrains from exercising this discretionary voting authority with respect to shares held in street name (commonly known as a “broker non-vote”), those shares will be included in determining whether a quorum is present but will have no effect on the outcome of the proposal. Likewise, abstentions will be included in determining whether a quorum is present but will have no effect on the outcome of a proposal.

Proxies for the Annual Meeting

This Proxy Statement was prepared at the direction of First Commonwealth’s Board of Directors to solicit your proxy for use at the annual meeting. If you duly execute and return the accompanying proxy card, the shares of First Commonwealth common stock represented thereby will be voted in the manner that you specify in the proxy card. The three persons named in the enclosed proxy have been selected by the Board of Directors and have indicated that they intend to vote shares represented by valid proxies FOR the election of the four nominees listed on page 5, unless the proxy card specifies that the shares be voted otherwise.

The Board of Directors has no reason to believe that any of the nominees will be unable to serve as Directors. In the event, however, that one or more of the nominees dies or is otherwise unable to serve, the proxy will be voted for such other person or persons as the Board of Directors may recommend.

You may revoke your proxy at any time before it has been voted by:

•	submitting written notice of revocation of your proxy to David R. Tomb, Jr., the Secretary of First Commonwealth, prior to voting at the annual meeting;

•	submitting a later dated proxy received by the Secretary of First Commonwealth prior to the annual meeting; or

•	appearing at the annual meeting and requesting that your proxy be revoked (however, your appearance at the annual meeting will not of itself constitute a revocation of your proxy).

First Commonwealth is not aware of any other matters to be presented at the annual meeting. In the event other matters do properly come before the annual meeting the persons named in the proxy will vote in accordance with their judgment on such matters.

Solicitation of proxies may be made by personal interviews and telephone by management and other employees of First Commonwealth. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of the stock held of record by such persons. Expenses for solicitation of all proxies will be paid by First Commonwealth.

COMMON STOCK OWNERSHIP OF MANAGEMENT

AND OTHER BENEFICIAL OWNERS

The following table sets forth the number and percentage of shares of First Commonwealth’s common stock that were beneficially owned by each director and director nominee, each of the executive officers named in the Summary Compensation Table on page 18 and by all directors and executive officers as a group, as of March 2, 2007.

Name	Number of Shares Beneficially Owned(1)	Related Footnote(s)	Percentage of Class(2)
Julie A. Caponi	1,228	(8)	*
Ray T. Charley	181,586	(13)	*
Edward T. Côté	211,800	(6,13)	*
Julia E. Trimarchi Cuccaro	587,042	(5,7,10,11)	*
David S. Dahlmann	25,968	(4,13)	*
John J. Dolan	54,804	(4,13)	*
Johnston A. Glass	63,733	(4)	*
Dale P. Latimer	1,870,823	(3,4,6,13)	2.53%
Sue A. McMurdy	71,620	(12,13)	*
James W. Newill	586,384	(9,13)	*
Joseph E. O’Dell	318,921	(3,5,13)	*
John A. Robertshaw, Jr.	67,872	(3,13)	*
Laurie S. Singer	27,762	(13)	*
Gerard M. Thomchick	151,926	(3,5,13)	*
David R. Tomb, Jr.	713,753	(3,4,5,6,7,13)	1.00%
Robert J. Ventura	82,808	(13)	*
All directors and executive officers as a group (20 persons)	4,310,894	(3,4,11,13)	5.78%

*	Less than 1%

(1)	Under regulations of the Securities and Exchange Commission, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated in the other footnotes below, each director and executive officer has sole voting power and sole investment power over the shares indicated opposite his or her name in the table, and each member of a group has sole voting power and sole investment power over the shares beneficially owned by him or her that are included in the shares indicated for the group. Shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days are treated as outstanding for the purpose of computing the beneficial ownership of the person who holds the options, but not for the purpose of computing the percentage ownership of any other person or group.
(2)	Percentage ownership is calculated based upon 73,938,365 shares of First Commonwealth common stock outstanding on March 2, 2007.
(3)	Does not include the following shares held by spouses, either individually or jointly with other persons, as to which voting and investment power is disclaimed by the director or officer: Mr. Latimer, 42,524; Mr. O’Dell, 6,768; Mr. Robertshaw, 6,264; Mr. Thomchick, 2,418; Mr. Tomb, 528; and all directors and executive officers as a group, 58,597.
(4)	Includes the following shares held jointly with spouses, as to which voting and investment power is shared with the spouse: Mr. Dahlmann, 10,910; Mr. Dolan, 2,160; Mr. Glass, 23,808; Mr. Latimer, 14,365; Mr. Tomb, 63,692; and all directors and executive officers as a group, 129,047.
(5)	Includes 52,172 shares held by Atlas Investment Company, of which Messrs. O’Dell, Thomchick, and Tomb are each 25% owners. Ms. Cuccaro also shares voting and investment power on the remaining 25% which is held by a family trust, of which she is co-trustee along with other family members.
(6)	Includes 205,000 shares owned by Berkshire Securities Corporation. Berkshire is a Pennsylvania corporation organized in 1976 for the purpose of acquiring and holding the securities of Pennsylvania banks. The officers, directors or stockholders of Berkshire include Messrs. Côté, Latimer, and Tomb, each of whom is an officer or director of First Commonwealth, among others. Each of the foregoing persons may be deemed to share voting and investment power of these shares.
(7)	Includes 318,876 shares held by County Wide Real Estate, Inc., of which Mr. Tomb is a 50% owner. Ms. Cuccaro shares voting and investment power on the remaining 50% which is held by a family trust, of which she is co-trustee along with other family members.
(8)	Ms. Caponi was nominated for election to the Board of Directors by the First Commonwealth Financial Corporation Governance Committee.
(9)	Includes 8,000 shares held by a family trust over which Mr. Newill is sole trustee and has sole voting and investment power; and 109,144 shares held in a family member’s trust for which Mr. Newill was granted sole voting and investment power. Due to the death of the family member in 2006, Mr. Newill is now the successor trustee of this trust. However, he is not a beneficiary of the shares held in the trust.
(10)	Includes 18,436 shares held by Ms. Cuccaro for minor children, 59,304 shares of which Ms. Cuccaro is joint owner on shares held by family interests, and 98,660 shares held by a family trust of which Ms. Cuccaro, as co-trustee with other family members, shares voting and investment power; and also includes 6,020 shares held in a family member’s trust, of which Ms. Cuccaro is trustee and has sole voting and investment power over the shares.
(11)	Does not include 98,349 shares held in a limited partnership of which Ms. Cuccaro is a limited partner with limited authority. Ms. Cuccaro disclaims beneficial ownership of these shares.
(12)	Does not include 95 shares held by a family member for which Ms. McMurdy was granted power of attorney in February 2007. Ms. McMurdy disclaims beneficial ownership of these shares.
(13)	Includes the following stock options currently exercisable or that will become exercisable within 60 days after March 2, 2007: Mr. Charley, 18,000 shares; Mr. Côté, 6,000 shares; Mr. Dahlmann, 9,000 shares; Mr. Dolan, 24,517 shares; Mr. Latimer, 6,000 shares; Ms. McMurdy, 55,020 shares; Mr. Newill, 18,000 shares; Mr. O’Dell, 219,120 shares; Mr. Robertshaw, 6,000 shares; Ms. Singer, 12,500 shares; Mr. Thomchick, 71,505 shares; Mr. Tomb, 52,275 shares; Mr. Ventura, 63,544; and all directors and other executive officers as a group, 669,620 shares.

The following table sets forth certain information concerning the Trust Division of First Commonwealth Bank, the only person known to us who may be considered the beneficial owner of more than 5% of the outstanding shares of First Commonwealth common stock as of March 2, 2007.

Name and Address	Number of Shares Beneficially Owned		Percentage of Class
First Commonwealth Bank	5,715,437	(1)	8	%(2)
601 Philadelphia St
Indiana, PA 15701

(1)	Represents the aggregate number of shares held as of March 2, 2007, by the Trust Division of First Commonwealth Bank acting in a fiduciary capacity for various trusts and estates, including the First Commonwealth Employee Stock Ownership Plan, and the First Commonwealth 401(k) Retirement Savings and Investment Plan. The Trust Division has either sole or shared voting and investment power on these shares as detailed in the following table:

Total shares on which sole voting power is held:	1,336,253
Total shares on which voting power is shared:	4,379,184
Total shares on which sole investment power is held:	1,251,631
Total shares on which investment power is shared:	4,463,806

The Trust Division votes shares over which it has sole voting power. Where voting power is shared, shares are voted in consultation with the other persons having voting power.

(2)	Percentage ownership is calculated based upon 73,938,365 shares of First Commonwealth common stock outstanding on March 2, 2007.

PROPOSAL FOR THE ELECTION OF DIRECTORS

Size and Composition of the Board

First Commonwealth’s By-Laws allow the Board of Directors to determine the size of the Board from time to time, subject to a minimum of three and a maximum of twenty-five directors. The number of directors is currently fixed at thirteen. The Board believes that its ideal size is between twelve and fifteen directors, and the Board may nominate additional directors for election at future annual meetings to maintain this target.

The Board of Directors is divided into three classes serving staggered three-year terms. Of the thirteen directors, there are four directors in the class whose term expires in 2007, five directors in the class whose term expires in 2008, and four directors in the class whose term expires in 2009. In addition, the Board may nominate directors from future classes for terms of less than three years as necessary to ensure that each class is approximately equal in size.

Director Independence

The Board of Directors has affirmatively determined that directors Charley, Côté, Dahlmann, Latimer, Newill, Robertshaw, Singer and Ventura meet the standards for independence as defined in applicable rules of the New York Stock Exchange. In making this determination, the Board has determined that a director may be independent even if he or she has business relationships with First Commonwealth or one of its affiliates, as long as, in the Board’s business judgment:

•

any transaction involving the director is entered into in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons;

•	the relationship complies with all applicable federal and state regulations; and

•	the relationship would not interfere with the director’s exercise of judgment independent from management of First Commonwealth.

Nominees for Election to the Board

Julie A. Caponi, Julia E. Trimarchi Cuccaro, David S. Dahlmann, and John J. Dolan have been nominated for election at the 2007 Annual Meeting of Shareholders for terms expiring in 2010. Each director elected this year will continue in office until a successor has been elected. Although the Board has no reason to believe that any nominee will be unable to serve, in that event, the persons named in the accompanying proxy intend to vote for the balance of those who have been nominated, and, if they deem it advisable, for a substitute nominee.

Information about the nominees and about the other directors whose terms of office will continue after the annual meeting, is set forth in the table below. The nominees and other directors have held the position shown for more than five years unless otherwise indicated. Many directors also serve as directors or officers of subsidiaries of First Commonwealth. Those subsidiaries include First Commonwealth’s banking subsidiary, First Commonwealth Bank (or “FCB”), First Commonwealth Insurance Agency, Inc. (or “FCIA”), a wholly-owned insurance agency subsidiary of First Commonwealth Bank, First Commonwealth Financial Advisors, Inc. (or “FCFA”), a financial planning, consulting and asset management firm, and FraMal Holdings Corporation, an investment services company. For convenience, references to these subsidiaries in the following table have been abbreviated as indicated above.

Nominees for a Term Ending in 2010:

Name	Director Since	Business Experience and Age Including Principal Occupation for Past Five Years
Julie A. Caponi	N/A	Vice President-Audit, Alcoa Inc., Pittsburgh, Pennsylvania; formerly Assistant Controller, Alcoa Inc.; Director of FCB; Age 45

David S. Dahlmann	1998	Chairman of the Board of First Commonwealth Financial Corporation; formerly Vice Chairman of First Commonwealth Financial Corporation; Director of FCB, FCIA, and FCFA; Adjunct Professor, Saint Vincent College, Latrobe, Pennsylvania; Age 57

John J. Dolan	2007	President and Chief Executive Officer of First Commonwealth Financial Corporation; formerly Executive Vice President and Chief Financial Officer of First Commonwealth Financial Corporation; Director of FCB, FCIA, and FCFA; Age 50

Julia E. Trimarchi Cuccaro	2006	Attorney-At-Law; Vice President and Assistant Secretary of FCB; Director of FCB, FCIA, and FCFA; Age 46

The Board of Directors unanimously recommends that you vote “FOR” the election of the above four nominees to the Board of Directors.

Continuing Directors Whose Terms End in 2008:

Name	Director Since	Business Experience and Age Including Principal Occupation for Past Five Years
Ray T. Charley	1998	Chief Executive Officer, Thomi Co., an operator of retail grocery stores, Greensburg, Pennsylvania; Director of FCB; Age 55

Edward T. Côté	1984	Retired; formerly Associate, Wakefield & Associates, L.P., an investment banking firm; Age 70

Johnston A. Glass	1986	Retired; formerly Vice Chairman of First Commonwealth Financial Corporation; formerly President and Chief Executive Officer of FCB; Age 57

Dale P. Latimer	1984	Chairman of the Board and Chief Executive Officer, R&L Development Company, a heavy construction company, New Alexandria, Pennsylvania; Director of FCB and New Mexico Banquest Corporation; Age 76

David R. Tomb, Jr.	1983	Partner, Tomb and Tomb, attorneys-at-law; Senior Vice President, Secretary and Treasurer of First Commonwealth Financial Corporation; Director of FCB, FCIA, and FCFA; Age 75

Continuing Directors Whose Terms End in 2009:

Name	Director Since	Business Experience and Age Including Principal Occupation for Past Five Years
James W. Newill	1998	Certified Public Accountant, formerly President, J. W. Newill Company, a certified public accounting firm; Age 72

John A. Robertshaw, Jr.	1998	President, Robertshaw Management, LTD, Greensburg, Pennsylvania; Director of FCB; Age 80

Laurie S. Singer	1998	President, Allegheny Valley Development Corporation, Brackenridge, Pennsylvania; formerly President, Allegheny Valley Chamber of Commerce; Age 55

Robert J. Ventura	2004	Principal of Ventura Group, LLC, an investment banking and corporate development advisory services company, Pittsburgh, Pennsylvania; Age 57

MEETINGS AND COMMITTEES OF THE BOARD

Meetings of the Board of Directors

During 2006 the Board of Directors held four regular meetings and three special meetings. All of the directors attended at least 75% of the total number of meetings of the Board and all committees of which they were members.

Annual Meeting Attendance by Directors

The directors are encouraged but not required to attend the annual meeting of shareholders. Last year twelve out of thirteen directors attended the annual meeting.

Committees of the Board of Directors

The Board of Directors has established the following standing committees: Executive, Audit, Governance, and Executive Compensation. The Governance Committee also acts as a Nominating Committee.

Executive Committee. The Executive Committee possesses and exercises all the powers of the Board, except for matters which are required by law to be acted upon by the full Board. The members of the Executive Committee are Directors Dahlmann (Chairman), Tomb (Secretary), Charley, Côté, Cuccaro, Dolan, Glass, Latimer, Newill, Robertshaw, Singer, and Ventura. The Executive Committee does not meet on a scheduled basis, but meetings may be called if action is required when the Board is not in session. The Executive Committee did not meet during 2006.

Audit Committee. The Audit Committee is responsible for monitoring the integrity of First Commonwealth’s financial statements, the independent auditor’s qualifications and independence, the performance of First Commonwealth’s internal audit function and independent auditors, and First Commonwealth’s compliance with legal and regulatory requirements. A detailed list of the Audit Committee’s functions is included in its charter. The charter is available on First Commonwealth’s website as described below. The Audit Committee is comprised of Directors Newill (Chairman), Côté, Singer, and Ventura. The Board of Directors has determined that all four members of the Audit Committee satisfy the independence and financial literacy requirements of the New York Stock Exchange and that Director Newill qualifies as the “audit committee financial expert” as defined by Securities and Exchange Commission rules. The Audit Committee met nine times in 2006. A report of the Audit Committee follows on page 23.

Governance Committee. The Governance Committee is responsible for measuring the performance of executive officers and members of the Board of Directors and for recommending management succession plans. The Governance Committee also acts as a nominating committee to recommend candidates for election to the Board of Directors at each Annual Meeting and to identify and recommend qualified individuals to become Board members or to fill vacant seats. The Governance Committee currently consists of Directors Singer (Chairman), Latimer, Newill, and Robertshaw. The Board of Directors has determined that all four members of the Governance Committee satisfy the independence requirements of the New York Stock Exchange. During 2006, the Governance Committee held seven meetings.

Executive Compensation Committee. The purpose of the Executive Compensation Committee is to annually review and determine the compensation of all directors, senior executive officers and the CEO of First Commonwealth, including incentive compensation plans and equity-based plans. The Executive Compensation Committee is comprised of Directors Latimer (Chairman), Charley, Côté, and Ventura. The Board of Directors has determined that each member of the Executive Compensation Committee meets the independence requirements of the New York Stock Exchange. The Executive Compensation Committee met six times in 2006. A report of the Executive Compensation Committee follows on page 17.

To obtain copies of the current charters of the Audit Committee, Governance Committee and Executive Compensation Committee, the Corporate Governance Guidelines, and the Code of Conduct and Ethics for Directors, Officers and Employees, visit First Commonwealth’s website at http://www.fcbanking.com. Click on “Investor Relations,” then click “Corporate Governance,” then select the document that you would like to view. You may also request a copy of any document by writing to First Commonwealth, at P.O. Box 400, Indiana, Pennsylvania 15701, Attention: Investor Relations.

Meetings of Non-Management Directors

First Commonwealth’s non-management directors meet at regularly scheduled executive sessions without any management directors in attendance. David S. Dahlmann has been designated as the Lead Director and will preside over the executive sessions.

Procedures for Nominating Directors

The By-Laws of First Commonwealth require that any shareholder who intends to nominate or cause to have nominated any candidates for election to the Board of Directors (other than a candidate proposed by First Commonwealth’s then existing Board of Directors) must notify the Secretary of First Commonwealth in writing at least 120 days before the anniversary of the date on which First Commonwealth mailed its proxy statement for the previous year’s Annual Meeting (for the 2007 Annual Meeting, such notification must have been received by the Secretary on or before November 18, 2006).

The notification should contain the following information, to the extent known by the notifying shareholder:

•	The name, address, age, and principal occupation of each proposed nominee and the number of shares of First Commonwealth stock owned by each proposed nominee;

•	The name, residence address, and number of shares of First Commonwealth Stock owned by the notifying shareholder;

•	The total number of shares that, to the knowledge of the notifying shareholder, will be voted for each proposed nominee;

•

A description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such persons or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•

Such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors; and

•	The written consent of each nominee, signed by such nominee, to serve as a director of First Commonwealth if so elected.

Nominations should be delivered to the Corporate Secretary at the following address:

First Commonwealth Financial Corporation

P.O. Box 400

Indiana, Pennsylvania 15701

Attention: Corporate Secretary

The Governance Committee will consider nominations submitted by a shareholder if submitted in accordance with the By-Laws and otherwise in time for such consideration.

Criteria for Director Nominees

In considering possible candidates for nomination as a director, the Governance Committee is guided by the following criteria. Candidates should:

•	Have a minimum of five years experience in a business related field;

•	Reside within reasonable proximity of First Commonwealth’s geographical area;

•	Be involved with professional, service or non-profit groups;

•	Maintain a financial relationship with First Commonwealth’s subsidiary bank;

•	Agree to serve on one standing committee of the Board; and

•	Have sufficient time available to devote to the affairs of First Commonwealth and to attend meetings as frequently as necessary.

In addition, persons who are nominated to the board for the first time must own at least a minimum of 5,000 shares of First Commonwealth stock, and nominees who have served at least one three-year term must own at least 15,000 shares of First Commonwealth stock. However, the 5,000 share ownership requirement was waived by the Governance Committee for Julie A. Caponi, a first time nominee for election to the board at the 2007 Annual Meeting of Shareholders, with the understanding that Ms. Caponi will own at least 15,000 shares of First Commonwealth stock at the end of her initial three-year term.

COMPENSATION OF DIRECTORS

Non-management directors are compensated at the rate of $2,000 per regular quarterly and special board meetings attended and an annual retainer fee which is paid in January. Effective May 1, 2006, the annual retainer fee was increased from $12,000 to $18,000, and each non-management director received $4,000 as a prorated additional retainer for 2006.

Committee members receive $1,000 per committee attended, and members who act in the capacity of Chairman of a committee receive an additional $1,000 per committee meeting attended. Effective June 30, 2006, an annual retainer fee of $5,000 for committee Chairmen was approved, and the chairman of each committee received a prorated retainer of $2,500 for 2006.

When an executive session of the non-management directors is held on the same day as a regular Board meeting, no fee will be paid. Otherwise, the $2,000 per-meeting fee applies to executive sessions.

In addition to the fees described above, Mr. Dahlmann receives an annual retainer fee of $180,000 for his service as the Non-Executive Chairman and Lead Director.

Non-employee directors are eligible to participate in the Deferred Compensation Plan for Non-Employee Directors, whereby a director may defer receipt of any retainers and Board and committee meeting fees, including amounts paid for Advisory Board service. At the election of the director, the deferred amounts are credited to a stock account, a non-stock account, an investment account or any combination thereof. Payments under the plan are made as a lump sum at the earlier of the cessation of service as a director or the death or disability of the director. None of the directors participated in this plan during 2006.

The following table shows the compensation paid to First Commonwealth’s current and former non-management directors during 2006:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)(7)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
Ray T. Charley	33,000		0	0	0	0	36,000	(1)	69,000
Edward T. Côté	46,000		0	0	0	0	26,000	(2)	72,000
David S. Dahlmann	210,000		0	0	0	0	14,500	(3)	224,500
Alan F. Fairman(4)	17,000		0	0	0	0	2,000	(4)	19,000
Johnston A. Glass	30,000		0	0	0	0	4,000	(5)	34,000
Dale P. Latimer	62,500	(6)	0	0	0	0	11,000	(5)	73,500
James W. Newill	57,500		0	0	0	0	0		57,500
John A. Robertshaw, Jr.	34,000		0	0	0	0	10,000	(5)	44,000
Laurie Stern Singer	60,500	(6)	0	0	0	0	0		60,500
Robert J. Ventura	53,000	(6)	0	0	0	0	0		53,000

(1)	All other compensation for Mr. Charley consisted of fees paid for attendance at First Commonwealth Bank board of directors meetings and First Commonwealth credit committee meetings, $1,000 per meeting attended.
(2)	All other compensation for Mr. Côté consisted of fees paid for attendance at First Commonwealth credit committee meetings, $1,000 per meeting attended.
(3)	All other compensation for Mr. Dahlmann consisted of fees paid for attendance at First Commonwealth Bank board of directors meetings in 2006, $1,000 per meeting attended, and as chairman of FCB audit committee meetings through April 2006, $1,250 per meeting attended.
(4)	Mr. Fairman served as a director of First Commonwealth until his death in March 2006. All other compensation for Mr. Fairman consisted of fees paid for attendance at First Commonwealth Bank board of directors meetings, $1,000 per meeting attended.
(5)	All other compensation for Directors Glass, Latimer and Robertshaw consisted of fees paid for attendance at First Commonwealth Bank board of directors meetings in the amount of $1,000 per meeting attended.
(6)	Includes fees paid to Directors Latimer, Singer and Ventura in the amount of $2,000 per meeting attended for serving on a task force, along with First Commonwealth management, for the purpose of developing First Commonwealth’s strategic plan. There were four meetings held in 2006.
(7)	No stock options were granted to directors in 2006, as the stock option plan for directors expired in 2005. The table below shows the number of stock options held by non-employee directors as of the end of 2006. All director stock options are non-qualified stock options and are fully earned and vested. The following table sets forth the number of underlying securities, exercise price, and expiration date of stock options held by the non-management directors as of December 31, 2006:

Name and Date of Award	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date*
Ray T. Charley
1/12/1999	2,000	11.5625	1/11/2009
1/11/2000	2,000	11.063	1/11/2010
1/31/2001	2,000	10.75	1/31/2011
1/23/2002	3,000	11.70	1/23/2012
1/13/2003	3,000	12.06	1/13/2013
1/12/2004	3,000	14.41	1/12/2014
1/18/2005	3,000	14.55	1/18/2015

Edward T. Côté
1/12/2004	3,000	14.41	1/12/2014
1/18/2005	3,000	14.55	1/18/2015

David S. Dahlmann
1/13/2003	3,000	12.06	1/13/2013
1/12/2004	3,000	14.41	1/12/2014
1/18/2005	3,000	14.55	1/18/2015

Alan F. Fairman	0	0	0

Johnston A. Glass	0	0	0

Dale P. Latimer
1/12/2004	3,000	14.41	1/12/2014
1/18/2005	3,000	14.55	1/18/2015

James W. Newill
1/12/1999	2,000	11.5625	1/11/2009
1/11/2000	2,000	11.063	1/11/2010
1/31/2001	2,000	10.75	1/31/2011
1/23/2002	3,000	11.70	1/23/2012
1/13/2003	3,000	12.06	1/13/2013
1/12/2004	3,000	14.41	1/12/2014
1/18/2005	3,000	14.55	1/18/2015

John A. Robertshaw, Jr.
1/12/2004	3,000	14.41	1/12/2014
1/18/2005	3,000	14.55	1/18/2015

Laurie Stern Singer
1/12/1999	2,000	11.5625	1/11/2009
1/23/2002	1,500	11.70	1/23/2012
1/13/2003	3,000	12.06	1/13/2013
1/12/2004	3,000	14.41	1/12/2014
1/18/2005	3,000	14.55	1/18/2015

Robert J. Ventura
2/28/2001**	13,760	5.29	2/28/2011
4/24/2002**	33,024	6.36	4/24/2012
5/22/2003**	13,760	9.19	5/22/2013
1/18/2005	3,000	14.55	1/18/2015

*	Unexercised options generally terminate on the earlier of the option expiration date indicated or sixty (60) days after the date that the option holder ceases to be a director of First Commonwealth (or three (3) months following a director’s termination as a result of death or disability), except that the options awarded to Mr. Ventura pursuant to the GA Financial, Inc. stock option plan (noted by ** in the table above) may be exercised for a period of three (3) months following the termination of his status as a director (or one (1) year following his termination as a result of death or disability).
**	Options granted to Mr. Ventura in 2001, 2002 and 2003 were granted by GA Financial, Inc. in his capacity as a director of GA Financial. These options were converted into options to purchase First Commonwealth common stock on May 24, 2004 upon the completion of the merger of GA Financial and First Commonwealth.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section we discuss certain aspects of our compensation program as it pertains to our principal executive officer, our principal financial officer, and our 3 other most highly-compensated executive officers in 2006. We refer to these five persons throughout as the “Named Executive Officers.” Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

The Role of the Compensation Committee

The Executive Compensation Committee (the “Committee”) of the Board is charged with the responsibility to annually review and determine the compensation of all directors, the Chief Executive Officer and all senior executive officers, including incentive compensation plans and equity-based plans. It is the responsibility of the Committee to ensure that the total compensation paid to the executive officers is fair, reasonable and competitive. The compensation programs in which our Named Executive Officers participate (other than the SERP, as noted below) are similar in structure to those programs in which other executive officers participate.

The Committee is composed entirely of “independent directors” as defined in the New York Stock Exchange listing standards. During 2006 the Committee was reconstituted due to the death of Alan Fairman, the Committee’s chairman. Dale Latimer subsequently assumed the role of Committee Chairman. Edward Côté continued to serve on the Committee along with two new members, Robert Ventura and Ray Charley. The Committee’s charter is available for review in the Investor Relations section of our website, www.fcbanking.com.

Compensation Consultant

In late 2006, the Committee engaged Mercer Human Resource Consulting (“Mercer”) to conduct a review of our compensation programs. Specifically, the objectives of the engagement included:

•	Reviewing executive compensation levels for our executive officers;

•	Reviewing and providing guidance concerning our overall compensation philosophy and strategy;

•

Reviewing the compensation structure and programs for all employees to ensure that our compensation programs are designed and administered in a manner that is fair, competitive and representative of the shareholders’ interests; and

•	Reviewing our approach to talent management and conducting performance reviews.

During their review, Mercer has identified other areas related to executive compensation which we are now working to improve. The outcomes of Mercer’s engagement are yet to be finalized pending the Committee’s receipt and review of final recommendations from Mercer.

Compensation Philosophy and Objectives

Our general compensation philosophy is to provide an overall compensation opportunity that is sufficient to attract, motivate and retain employees of outstanding ability and potential. Our compensation decisions within this philosophy are guided by two key principles:

•	First, actual compensation over time should be driven by First Commonwealth’s and the employee’s performance; and

•	Second, compensation should be aligned with the interests of our shareholders.

The elements of the compensation opportunity consist of a base salary, a short-term incentive compensation opportunity, a stock option plan, a non-qualified retirement plan, and benefits. We believe that these elements in combination provide a total compensation opportunity which is competitive with similar-sized companies in our industry.

Setting Executive Compensation

Based on the foregoing philosophy and objectives, the Committee assesses the compensation opportunity provided to the Named Executive Officers based on the individual’s performance and overall performance of the company. In making compensation decisions, the Committee relies on compensation data as disclosed in the proxy statements of a peer group of publicly-traded financial institutions referred to as the “Compensation Peer Group.” The Committee also relies on published compensation survey data from several large organizations that conduct compensation surveys of financial services organizations. The Committee reviews the total compensation opportunity for the executive officers relative to the peer group and the published compensation surveys.

The Committee also receives recommendations from the Chief Executive Officer regarding compensation for other executive officers, including the Named Executive Officers (other than the CEO). The Committee considers, but is not bound to and does not always accept, the CEO’s recommendations with respect to executive compensation. The Committee uses these recommendations as a component of its overall assessment of executive performance before making any final decisions regarding adjustments to compensation for individual executives. The performance measures include financial and non-financial objectives. The Chief Executive Officer did not recommend any adjustments to the compensation paid to the Named Executive Officers in 2007 based upon the overall performance of the company in 2006.

The Compensation Peer Group is periodically reviewed and updated by the Committee to ensure that it is reflective of financial institutions that First Commonwealth competes with for both executive talent and stockholder investment. The companies comprising the 2006 Compensation Peer Group were:

Armcore Financial, Inc	Citizens Banking Corp
FNB Corporation	Fulton Financial
Integra Bank Corp	Old National Bancorp
S&T Bancorp, Inc.	South Financial Group
Susquehanna Bancshares, Inc.	United Bankshares, Inc.
United Community Banks, Inc.	WesBanco, Inc.

The companies were selected as peers to First Commonwealth due to a similarity in asset size, geographic location and/or product offerings.

2006 Executive Compensation Components

For the fiscal year ending December 31, 2006, the primary components of the compensation opportunity for the Named Executive Officers were:

•	Base Salary;

•	Annual Incentive Compensation;

•	Long-term Incentive Compensation; and,

•	Benefits, Perquisites, and Other Personal Benefits

Base Salary

The Company provides the Named Executive Officers and other executive officers with a base salary to compensate them for services rendered during the fiscal year. A base salary range exists for each Named Executive Officer. Base salary ranges are determined for each executive according to his or her position and responsibility and compensation data as disclosed by companies in the Compensation Peer Group and published compensation surveys. Generally, the Committee targets the 50th percentile of peer data when reviewing the compensation of Named Executive Officers. Other compensation survey data is used to supplement the peer data since the company competes for executive talent with a broader labor market than that solely represented by peer data. Actual base salaries are determined by the Committee and determined based on the following primary factors:

•	Compensation data as disclosed by companies in the Compensation Peer Group and published compensation surveys;

•	Internal review of the executive’s compensation, both individually and relative to other officers;

•

Individual performance of the executive; and the recommendation of the CEO relative to the performance of the individual Named Executive Officers. Performance factors include adherence to budget; completion of assigned projects; and, support of organizational initiatives.

•	Level of experience relative to the position’s responsibilities.

The Committee typically reviews salary levels annually as part of the Company’s performance review process as well as upon promotion or other change in job responsibility. Merit increases are based on the Committee’s assessment of the individual’s performance. The Committee possesses broad discretion in determining merit increases. However, the Committee, with the advice and assistance of Mercer, is in the process of establishing definitive guidelines for implementation in 2007 that will guide future decisions regarding executive compensation. Generally, the Committee is in the process of reconstituting its executive evaluation process. This will include specific targets for the Named Executive Officers that directly link to the company’s Balanced Scorecard targets as well as individual targets that link to each Named Executive Officer’s individual Balanced Scorecard targets for his/her respective area of responsibility.

Overall adjustments to base compensation from 2005 for the Named Executive Officers were generally limited to a 3% cost of living adjustment and also reflected an increase in individual responsibilities based upon an organizational restructuring that resulted in significant changes in the scope of duties for Mr. Thomchick and Ms. McMurdy. A Summary Compensation Table for the Named Executive Officers is shown on page 18.

Annual Incentive Compensation

The company’s annual incentive compensation consists of the First Commonwealth Financial Cash Incentive Program, which became effective as of January 1, 1998, whereby the executive officers of First Commonwealth and the presidents of its subsidiaries are entitled to receive cash bonuses if First Commonwealth’s earnings per share increase by more than eight percent (or ten percent in the case of the four most highly compensated participants) over earnings per share during the prior year. The Committee believes that an annual incentive opportunity motivates executive officers to concentrate on improving the organization’s financial performance over the prior year. The Committee considers annual incentives to be an integral part of the total compensation opportunity provided to executives. Based on First Commonwealth’s financial performance in 2006, the Committee did not make annual incentive awards to any of the company’s executives.

In addition to the Cash Incentive Program discussed above, the Committee possesses broad discretion to award bonuses based upon the attainment of First Commonwealth’s strategic objectives and the performance of individual executive officers. The Committee determined that based on overall company performance in 2006 no discretionary bonuses were to be paid to the Named Executive Officers. In addition, management made no recommendations to award discretionary bonuses due to the company’s overall performance in 2006.

Long-term Incentive Compensation

First Commonwealth’s long-term incentive compensation consists of a Compensatory Stock Option Plan which expired during 2005. Awards may no longer be made under the plan. Consequently, during 2006, the Named Executive Officers were awarded no long-term incentive compensation. Although the Committee believes that stock options and other equity-based incentive compensation are a valuable means to align executive officers with shareholder interests and motivate management to increase shareholder value in the long term, the Committee believes the current distribution of stock options among executive officers is sufficient to achieve these goals.

The Committee is currently evaluating the potential effectiveness of a performance-based long-term incentive plan to present to the shareholders for approval and future implementation. The Committee is considering a long-term plan that may involve a combination of restricted stock grants and cash compensation. A final determination has not yet been made by the Committee.

Benefits, Perquisites, and Other Personal Benefits

The executive officers participate in employee benefit programs available to other employees of First Commonwealth. In addition, the Named Executive Officers, except for Mr. Tomb, participate in a Supplemental Executive Retirement Plan (“SERP”), which was established to restore benefits that are not available to them as highly compensated employees, according to rules of the IRS, under First Commonwealth’s 401(k) and ESOP. Under the terms of the SERP, each participant may contribute up to 25% of his or her compensation in excess of IRS limits to the SERP in the form of a salary reduction. First Commonwealth makes contributions in amounts determined by the Committee. The Committee believes the SERP is necessary to provide appropriate retirement benefits to executives and to attract, retain, and motivate First Commonwealth’s executive talent. The amounts contributed by First Commonwealth on behalf of the Named Executive Officers are set forth in footnote (3) of the Summary Compensation Table, and the balance of each Named Executive Officer’s SERP account is set forth in the Nonqualified Deferred Compensation table on page 20.

In 2006, the Committee approved the payment of initiation fees in the amount of $2,000 and annual dues in the amount of $980 for Mr. Thomchick to join the Duquesne Club in Pittsburgh to be used for business development, networking and other business-related purposes that are intended to benefit First Commonwealth. The Committee determined that the fees were reasonable in relation to the potential benefits to our shareholders from Mr. Thomchick’s activities and that paying for these fees is consistent with the practices of other financial services organizations with which we compete for executive talent. First Commonwealth does not pay club membership dues for any of the other Named Executive Officers.

Change in Control Agreements

The Company has entered into Change in Control Agreements with certain key employees, including the Named Executive Officers other than Mr. Tomb. The Agreements are designed to promote stability and continuity of senior management and provide our executives with the ability to fairly negotiate a potential corporate transaction on behalf of shareholders. We believe these agreements are necessary to attract, retain, and motivate executive talent. However, we also believe that Change in Control Agreements should compensate executives who are displaced by a change in control and not serve as an incentive to increase an executive’s personal wealth. Therefore, our Change in Control Agreements require that there be both a change in control and an involuntary termination without “cause” or a voluntary termination for “good reason,” which is often referred to as a “double-trigger.” The double-trigger ensures that we will become obligated to make payments under the Change in Control Agreements only if the executive is actually or constructively discharged as a result of the change in control. For a summary of the terms of the Change in Control Agreements and information regarding the payments and benefits that each Named Executive Officer would receive upon a change in control of First Commonwealth, see “Potential Payments Upon Termination or Change in Control” beginning on page 21.

The current Change in Control Agreement structure was adopted in 2005. At the time the Committee was utilizing the services of another independent compensation consultant that provided the Committee with general and peer data regarding change in control severance arrangements. It was determined by the Committee that those executives at the highest level within the management structure, the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and Chief Information Officer would have agreements that would provide for three years of severance based on their tenure and position with the company. All other eligible executive officers at that time were offered agreements providing for two years of severance following a change in control. Edward J. Lipkus, III, the Corporation’s newly appointed Chief Financial Officer was awarded at the time of his hiring in 2006 a Change of Control Agreement that would provide one year of severance in the event that a change of control occurs.

Adjustments to Compensation as a Result of Financial Statement Restatements

The Committee’s practice is to consider adjusting future awards or recovering past awards in the event of a material restatement of our financial results. If, in the exercise of its business judgment, the Committee believes that it is in our best interests to do so, we will seek recovery or cancellation of any bonus or incentive payments made to an executive on the basis of having met or exceeded performance targets during a period of fraudulent activity or a material misstatement of financial results where the Committee determines that recovery or cancellation of an award is appropriate in the event of intentional misconduct by the executive officer that resulted in performance targets being achieved that would not otherwise have been achieved absent misconduct by the executive officer.

Stock Ownership Guidelines

First Commonwealth does not currently have stock ownership guidelines for Named Executive Officers. The Committee believes that share ownership by First Commonwealth’s executive officers provides a valuable incentive and more closely aligns the interests of our executive officers with those of our shareholders. Accordingly, the Committee is currently evaluating whether to impose share ownership guidelines with the advice and assistance of Mercer.

Separation Arrangement for Mr. O’Dell

Following Mr. O’Dell’s announcement of his intention to retire from the Company after 42 years of service, the Committee determined to provide him with a separation package described below under the section entitled “Potential Payments Upon Termination or Change in Control.” The Committee believed that the package was appropriate to reward him for his contributions to the Company and its success over his many years of dedicated service, and to obtain his agreement to assist with an orderly transition to a new Chief Executive Officer. As part of the arrangement, Mr. O’Dell also agreed that for 43 months following his retirement, he would provide consulting services to the Company and not compete with the Company. For the Company’s protection, Mr. O’Dell also signed a release of any claims against the Company.

Tax Considerations

The Committee intends that all incentive payments be deductible unless maintaining deductibility would undermine our ability to meet our primary compensation objectives or is otherwise not in our best interest. At this time, all compensation paid by First Commonwealth to the Named Executive Officers is deductible under Section 162(m) of the Internal Revenue Code. We also take into account the tax effects of various forms of compensation and the potential for excise taxes to be imposed on our executive officers which might have the effect of frustrating the purpose(s) of such compensation.

In addition, First Commonwealth has not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G of the Internal Revenue Code. Section 280G and related Internal Revenue Code sections provide that executive officers and directors who hold significant shareholder interests, and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of First Commonwealth that exceeds certain limits, and that First Commonwealth or its successor could lose a deduction on the amounts subject to the additional tax.

Report of the Executive Compensation Committee

The Executive Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in the preceding pages of this Proxy Statement. The Executive Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent and actions of the Committee with regard to executive compensation and recommended to the board of directors of First Commonwealth that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Submitted by the Executive Compensation Committee,

Dale P. Latimer, Chairman

Ray T. Charley

Edward T. Côté

Robert J. Ventura

Executive Compensation Committee Interlocks And Insider Participation

The Executive Compensation Committee consists of Directors Charley, Côté, Latimer, and Ventura. No member was an officer or employee of First Commonwealth during 2006 nor has ever been an officer or employee of First Commonwealth or a subsidiary. Further, during 2006, no executive officer of First Commonwealth served on a compensation committee (or other board committee performing equivalent functions) or Board of Directors of any entity related to the above named Committee members or of any entity whose executive officers served as a director of First Commonwealth.

Summary Compensation Table

The following table shows compensation for the Named Executive Officers for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	All Other Compensation ($)(3)	Total($)
Joseph E. O’Dell	2006	400,000	0	170,376	570,376
President and Chief Executive Officer(4)

John J. Dolan	2006	300,000	0	82,976	382,976
Executive Vice President and Chief Financial Officer(4)

Gerard M. Thomchick	2006	385,535	0	106,584	492,119
Senior Executive Vice President and Chief Operating Officer

Sue A. McMurdy	2006	275,000	0	76,076	351,076
Executive Vice President and Chief Information Officer

David R. Tomb, Jr.	2006	260,000	0	96,576	356,576
Senior Vice President, Secretary and Treasurer

(1)	Annual salary includes compensation for an amount deferred at the election of the Named Executive Officer pursuant to First Commonwealth’s 401(k) plan and supplemental executive retirement plan.
(2)	No bonuses were paid for services performed in 2006.
(3)	The amounts shown under the heading “All Other Compensation” reflect, with respect to each Named Executive Officer, (i) matching contributions made by First Commonwealth under First Commonwealth’s 401(k) plan, (ii) discretionary contributions made by First Commonwealth under the 401(k) plan, (iii) the allocation of shares to the Named Executive Officer’s account under the First Commonwealth Employee Stock Ownership Plan, and (iv) contributions made by First Commonwealth under the non-qualified supplemental executive retirement plan, as follows:

Named Executive Officer	Matching 401(k) Contributions	Discretionary 401(k) Contributions	Allocation of ESOP Shares	SERP Contributions
Joseph E. O’Dell	$8,800	$6,600	$11,176	$143,800
John J. Dolan	8,800	6,600	11,176	56,400
Gerard M. Thomchick	8,800	6,600	11,176	80,008
Sue A. McMurdy	8,800	6,600	11,176	49,500
David R. Tomb, Jr.	8,800	6,600	11,176	0

In addition, All Other Compensation for Mr. Tomb included $70,000 in legal fees paid to Tomb & Tomb, a law firm in which Mr. Tomb is a partner, for legal services rendered to First Commonwealth and First Commonwealth Bank.

(4)	Mr. O’Dell resigned as President and CEO of First Commonwealth and Mr. Dolan was appointed as his successor effective March 1, 2007.

Grants of Plan-Based Awards

None of the Named Executive Officers received any equity or non-equity awards under incentive plans during the 2006.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the number of underlying securities, exercise price and expiration date of stock options held by the Named Executive Officers as of December 31, 2006:

Name and Date of Award	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Option Exercise Price ($)	Option Expiration Date(2)
Joseph E. O’Dell
2/26/1997	10,810		9.25	2/25/2007
3/2/1998	28,086	(3)	14.6875	3/1/2008
1/12/1999	36,746	(3)	11.5625	1/11/2009
1/11/2000	39,559	(3)	11.063	1/11/2010
1/31/2001	41,442	(3)	10.75	1/31/2011
1/23/2002	39,205	(3)	11.70	1/23/2012
1/13/2003	34,082	(3)	12.06	1/13/2013

John J. Dolan
3/2/1998	8,170	(4)	14.6875	3/1/2008
1/13/2003	16,347	(4)	12.06	1/13/2013

Gerard M. Thomchick
3/2/1998	16,672	(5)	14.6875	3/1/2008
1/23/2002	29,333	(5)	11.70	1/23/2012
1/13/2003	25,500	(5)	12.06	1/13/2013

Sue A. McMurdy
3/2/1998	5,174		14.6875	3/1/2008
1/12/1999	6,572		11.5625	1/11/2009
1/11/2000	8,136		11.063	1/11/2010
1/31/2001	12,130	(7)	10.75	1/31/2011
1/23/2002	12,308	(7)	11.70	1/23/2012
1/13/2003	10,700	(7)	12.06	1/13/2013

David R. Tomb, Jr.
3/2/1998	8,448	(6)	14.6875	3/1/2008
1/12/1999	8,648		11.5625	1/11/2009
1/11/2000	9,039		11.063	1/11/2010
1/31/2001	9,302		10.75	1/31/2011
1/23/2002	8,547		11.70	1/23/2012
1/13/2003	8,291		12.06	1/13/2013

(1)	All outstanding options have been fully earned and are fully exercisable.
(2)	All unexercised options terminate on the earlier of the option expiration date indicated or the date that the option holder ceases to be an employee of First Commonwealth (whether employment is terminated voluntarily or involuntarily, for cause or otherwise). However, options will remain exercisable for a period of three (3) months following an employee’s “retirement” (defined in the plan as the termination of employment following the attainment of age sixty (60) after having completed at least ten (10) years of employment with First Commonwealth), death or disability.
(3)	Options awarded to Mr. O’Dell in years 1998 through 2003 consisted of incentive stock options (ISO) and non-qualified stock options (NSO) as follows: 1998 award: 6,808 ISOs and 21,278 NSOs; 1999 award: 8,648 ISOs and 28,098 NSOs; 2000 award: 9,039 ISOs and 30,520 NSOs; 2001 award: 9,302 ISOs and 32,140 NSOs; 2002 award: 8,547 ISOs and 30,658 NSOs; and 2003 award: 8,291 ISOs and 25,791 NSOs.

(4)	Options awarded to Mr. Dolan in years 1998 and 2003 consisted of ISOs and NSOs as follows: 1998 award: 6,808 ISOs and 1,362 NSOs; 2003 award: 8,291 ISOs and 8,056 NSOs.
(5)	Options awarded to Mr. Thomchick in years 1998, 2002 and 2003 consisted of ISOs and NSOs as follows: 1998 award: 6,808 ISOs and 9,864 NSOs; 2002 award: 8,547 ISOs and 20,786 NSOs; and 2003 award: 8,291 ISOs and 17,209 NSOs.
(6)	Options awarded to Mr. Tomb in 1998 consisted of 6,808 ISOs and 1,640 NSOs.
(7)	Options awarded to Ms. McMurdy in years 2001 through 2003 consisted of ISOs and NSOs as follows: 2001 award: 9,302 ISOs and 2,828 NSOs; 2002 award: 8,547 ISOs and 3,761 NSOs; and 2003 award: 8,291 ISOs and 2,409 NSOs.

Option Exercises

The following table shows all stock options exercised and the value realized upon exercise by the Named Executive Officers during 2006:

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Joseph E. O’Dell	10,884	41,343
John J. Dolan	0	—
Gerard M. Thomchick	0	—
Sue A. McMurdy	0	—
David R. Tomb, Jr.	0	—

(1)	The value realized equals the difference between the option exercise price and the fair market value of First Commonwealth common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

Nonqualified Deferred Compensation

The following table presents executive and employer contributions, aggregate earnings, withdrawals and distributions and year-end balance of each Named Executive Officer’s Supplemental Executive Retirement Plan account for 2006.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Joseph E. O’Dell	24,000	143,800	140,704	0	1,174,667
John J. Dolan	31,250	56,400	37,203	0	330,523
Gerard M. Thomchick	22,336	80,008	19,224	0	483,174
Sue A. McMurdy	24,063	49,500	15,712	0	157,007
David R. Tomb, Jr.(2)	0	0	0	0	0

(1)	Amounts contributed to the SERP are invested in third party investment vehicles, such as mutual funds and money-market accounts. Earnings reflect the market return on these investments and include interest, dividends and appreciation in the net asset value of investments held in each Named Executive Officer’s Supplemental Executive Retirement Plan account.
(2)	Mr. Tomb does not participate in First Commonwealth’s Supplemental Executive Retirement Plan.

Potential Payments Upon Termination or Change in Control

Overview

First Commonwealth has entered into agreements with certain executive officers and key employees, including three of the Named Executive Officers, providing for the payment of severance and benefits in the event of a qualifying termination of employment following a change in control. First Commonwealth and Mr. Dolan are also parties to an employment agreement that entitles Mr. Dolan to receive severance payments and benefits if his employment is terminated under certain circumstances prior to March 1, 2010. These agreements are summarized below. Except as provided in these agreements, First Commonwealth has not agreed to pay severance or provide benefits to any of the Named Executive Officers following the termination of his or her employment.

Change in Control Agreements

First Commonwealth is a party to change in control agreements with Mr. Dolan, Mr. Thomchick and Ms. McMurdy. Mr. Tomb is not a party to a change in control agreement, and Mr. O’Dell’s change in control agreement terminated upon his resignation effective February 28, 2007. The terms of the change in control agreements for the Named Executive Officers are summarized below. All of the change in control agreements are identical in all material respects.

If, within three years following the occurrence of a “change in control” (as defined below) of First Commonwealth, the employer involuntarily terminates the executive’s employment other than for “cause” (as defined below), or if the executive terminates his or her employment for “good reason” (as defined below), each of which is referred to in the change in control agreements as a “qualifying termination,” the former executive will be entitled to receive severance payments in equal monthly installments over a period of 36 months following the month in which the termination occurs. The monthly severance payment is calculated as one-twelfth (1/12) of the sum of the following:

•	the executive’s annual base salary immediately prior to the change in control;

•	the aggregate amount of all bonuses paid to the executive during the twelve months prior to the change in control;

•

the aggregate amount of all contributions by First Commonwealth for the account of the executive under First Commonwealth’s 401(k) plan and ESOP during the twelve months prior to the change in control; and

•	the aggregate amount of all contributions by the executive and First Commonwealth to his or her supplemental executive retirement plan account during the twelve-months prior to the change in control.

In addition to severance payments, the former executive and his or her family will continue to receive, at the employer’s expense, the same level of medical, dental, accident, disability and life insurance benefits during the period in which severance is payable on substantially the same terms and conditions as existed immediately prior to the qualifying termination.

A “change in control” occurs if any person or group of persons acting in concert acquire 50% or more of the outstanding shares of First Commonwealth’s common stock (including by merger, consolidation or similar transaction), or if the persons who were directors as of the date of the change of control agreement (or any replacement director who is nominated by a majority of the incumbent directors) cease to constitute a majority of the board of directors for any reason.

“Cause” for termination by the company exists if the executive commits a felony resulting in, or intended to result in, loss to First Commonwealth, its customers, or affiliates, or if the executive intentionally fails to perform his or her duties for 30 consecutive days following written notice from First Commonwealth that such duties are not being performed.

An executive has “good reason” to terminate his or her employment if the executive’s title or responsibilities are reduced or diminished, the executive is forced to relocate his or her principal office by more than 50 miles or is to travel significantly more than prior to the change of control or the company reduces the executive’s base salary or material benefits.

The executive’s right to receive severance payments and benefits is conditioned upon the executive’s compliance with covenants prohibiting competition with the former employer and soliciting customers and employees of the former employer during the period in which severance is being paid. The right to receive severance benefits terminates when the executive reaches full retirement age for purposes of receiving Social Security benefits.

In addition, if the payments and benefits to which the executive is entitled under his or her change in control agreement, either alone or together with any other payments or benefits that he or she is entitled to receive from First Commonwealth, would constitute a “parachute payment” for purposes of section 280G of the Internal Revenue Code, the payments and benefits will be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by First Commonwealth and subject to the excise taxes imposed under the Internal Revenue Code for parachute payments.

The following table sets forth the payments and the value of benefits that each of the three Named Executive Officers who are currently parties to change in control agreements would have been entitled to receive if a qualifying termination had occurred following a change in control on December 31, 2006:

	Aggregate Severance Payments(1)	Value of Health Benefits(2)	Value of Dental Benefits(3)	Value of Life and AD&D Insurance Benefits(4)	Value of Disability Insurance Benefits(5)
John J. Dolan	$1,377,678	$43,559	$0	$5,748	$1,320
Gerard M. Thomchick	$1,716,855	$43,559	$3,019	$6,660	$1,320
Sue A. McMurdy	$1,249,167	$37,697	$1,311	$4,662	$1,320

(1)	Amounts represent three times the aggregate salary, bonus, employer 401(k) and ESOP contributions and employer and employee SERP contributions paid to the Named Executive Officer during 2006.
(2)	Calculated using actual premium costs for 2007 and estimated premium costs for 2008 and 2009 based on a 15% projected annual increase in premiums.
(3)	Calculated using actual premium costs for 2007 and 2008 and estimated premium costs for 2009 based on a 10% projected increase in premiums. Mr. Dolan does not participate in the dental insurance plan.
(4)	Calculated using the actual premiums that would be payable for coverage in 2007, 2008 and 2009. Coverage and premiums are calculated based on the executive’s current salary and bonuses paid during the preceding 12 months and would therefore remain fixed during the term of the three-year severance period.
(5)	Calculated using the actual premiums that would be payable for coverage in 2007, 2008 and 2009. Coverage and premiums are calculated based on the executive’s current monthly salary (capped at 60% of monthly salary) and would therefore remain fixed during the term of the three-year severance period.

Employment Agreement with Mr. Dolan

On March 1, 2007, Mr. Dolan assumed the position of President and CEO and entered into an employment agreement with First Commonwealth. Under the terms of his employment agreement, Mr. Dolan will be employed for an initial term of three years. At the end of his initial term, Mr. Dolan’s employment will automatically renew for successive one-year periods unless terminated by either party upon notice given at least 60 days prior to the end of the then-current term. Mr. Dolan’s initial base salary will be $400,000, subject to adjustment by the Board of Directors of First Commonwealth.

If, prior to March 1, 2010, First Commonwealth terminates Mr. Dolan’s employment other than for “cause” or Mr. Dolan resigns for “good reason,” then First Commonwealth must continue to pay Mr. Dolan’s base salary and provide health benefits until March 1, 2010, subject to the execution of an agreed form of separation agreement and general release by Mr. Dolan.

“Cause” for the termination of Mr. Dolan’s employment would exist if: (i) Mr. Dolan fails to comply with any material provision of his employment agreement; (ii) Mr. Dolan fails to perform in any material respect the duties of his employment (including the failure to comply with any lawful directive from the Board of Directors); (iii) Mr. Dolan engages in misconduct that is materially harmful to First Commonwealth (as determined in the reasonable judgment of the Board of Directors); (iv) Mr. Dolan engages in dishonest or fraudulent acts or is convicted of a crime that would render his continued employment with First Commonwealth materially damaging or detrimental to First Commonwealth (as determined in the reasonable judgment of the Board of Directors); or (v) Mr. Dolan is grossly negligent in the performance of his duties.

Mr. Dolan would have “good reason” to resign if: (i) his title, position or responsibilities are substantially reduced; (ii) he is required to relocate permanently to a site more than fifty (50) miles outside of Indiana, Pennsylvania; or (iii) he is assigned duties or responsibilities that are materially inconsistent with the position of President and CEO. Mr. Dolan must give 20 days’ notice to First Commonwealth of his intention to resign for good reason, during which time First Commonwealth would have the opportunity to correct the problems that caused Mr. Dolan to resign.

Separation and Consulting Agreements with Mr. O’Dell

On February 28, 2007, Mr. O’Dell resigned as the President and CEO of First Commonwealth and entered into a separation agreement and an independent contractor services agreement with First Commonwealth. Pursuant to the terms of his separation agreement, Mr. O’Dell will be entitled to receive payments totaling $657,000, of which $400,000 will be paid in twelve monthly installments from March 2007 through February 2008, and $257,000 will be paid in a single sum payment on March 14, 2008. First Commonwealth will also pay $20,472.56 for the cost of Mr. O’Dell’s continued coverage under First Commonwealth’s health insurance plans during the 18-month continuation coverage period mandated by COBRA and up to $2,200 per month thereafter for the monthly cost of health insurance coverage until Mr. O’Dell becomes eligible for Medicare in August 2010. Mr. O’Dell released First Commonwealth from any claims arising out of his employment and agreed not to engage in certain competitive activities during the period in which payments are being made under the separation agreement.

Under the terms of the independent contractor services agreement, Mr. O’Dell agreed to provide consulting services as and when requested by First Commonwealth from his retirement through September 3, 2010, in return for consulting fees of $1,000 per month, or $43,000 in the aggregate.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has adopted a written charter outlining the duties and responsibilities for the Audit Committee. The Audit Committee members are independent as defined in the New York Stock Exchange listing standards.

The Audit Committee has:

1.	Reviewed and discussed the audited financial statements with management;

2.	Discussed with the independent registered public accounting firm, KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”; and

3.	Received the written disclosures and the letter from the independent registered public accounting firm, KPMG, required by Independence Standards Board Standard No.1, “Independence Discussions with

Audit Committees,” and has discussed with KPMG the independence of the independent registered public accounting firm.

Based on the review and discussions noted in paragraphs 1 through 3 above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in First Commonwealth’s annual report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,

James W. Newill, Chairman

Edward T. Côté

Laurie S. Singer

Robert J. Ventura

INDEPENDENT PUBLIC ACCOUNTING FIRM

Current and Former Accounting Firms

KPMG LLP was selected by the Audit Committee of the Board of Directors to serve as First Commonwealth’s independent registered public accounting firm for its 2007 fiscal year. KPMG also served as First Commonwealth’s independent registered public accounting firm for the 2006 fiscal year. A representative from KPMG is expected to be present at the annual meeting and will have an opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions.

KPMG was appointed by the Audit Committee on February 27, 2006 to succeed Ernst & Young LLP, First Commonwealth’s former independent registered public accounting firm, which was dismissed by the Audit Committee effective upon the completion of the audit of First Commonwealth’s financial statements for the year ended December 31, 2005.

The report of KPMG on First Commonwealth’s financial statements for the year ended December 31, 2006, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. Moreover, there were no disagreements between First Commonwealth and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its reports on First Commonwealth’s consolidated financial statements.

In addition, the report of Ernst & Young on First Commonwealth’s financial statements for the year ended December 31, 2005, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, nor was there any disagreement between First Commonwealth and Ernst & Young concerning any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in their report.

Fees Paid to Principal Accounting Firms

Aggregate fees for the fiscal years ending December 31, 2006, and December 31, 2005, billed by First Commonwealth’s principal accounting firms, KPMG and Ernst & Young, respectfully, were as follows:

	KPMG 2006	Ernst & Young 2005
Audit Fees(a)	$534,200	$660,000
Audit Related Fees(b)	$0	$23,100
Tax Fees	$0	$0
All Other Fees(c)	$0	$5,000

(a)	“Audit Fees” billed for the years ending December 31, 2006, and December 31, 2005. Not included above are additional Audit Fees for the 2006 integrated audit which are expected to be billed after the date of this report.
(b)	“Audit Related Fees” billed in the year ended December 31, 2005, were for employee benefit plan audits and a student loan attestation report of which 100% were pre-approved.
(c)	“All Other Fees” billed in the year ended December 31, 2005, represent subscription fees for an accounting and auditing research tool. The fees paid for this service were pre-approved by the Audit Committee.

Audit Committee Pre-Approval Policies and Procedures

All auditing services (which may entail providing comfort letters in connection with registered offerings of securities) and all non-audit services provided to First Commonwealth by First Commonwealth’s auditors which are not prohibited by law are pre-approved by the Audit Committee pursuant to established policy and procedures.

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provisions of such services does not impair the auditor’s independence. The pre-approval policy generally states that unless a type of service to be provided by the independent auditor has received general pre-approval, it requires specific pre-approval by the Audit Committee. Any proposed service exceeding pre-approved cost levels requires specific pre-approval by the Audit Committee. The term of the general pre-approval is usually 12 months from the date of pre-approval. The Audit Committee revises the list of general pre-approved services from time to time. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant required pre-approvals. The decision of any member to whom authority is delegated to pre-approve an activity is presented to the full Audit Committee at its next scheduled meeting.

COMPLIANCE WITH SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Securities Exchange Act of 1934 requires First Commonwealth’s directors and executive officers, and persons who own more than ten percent of a registered class of First Commonwealth’s equity securities, to file with the Securities and Exchange Commission an initial report of ownership and reports of changes in ownership of our common stock and other equity securities of First Commonwealth. Executive officers, directors and greater than ten-percent shareholders are required by Securities and Exchange Commission regulations to furnish First Commonwealth with copies of all Section 16(a) forms they file. Based solely on its review of the copies of forms received by it, and written and oral representation from its directors, executive officers and greater than ten-percent shareholders, First Commonwealth is not aware of any late filings or failures to file Section 16(a) forms during 2006.

RELATED PARTY TRANSACTIONS

Board Policies and Procedures for Approving Related Party Transactions

Any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships between First Commonwealth or any of its subsidiaries and any of First Commonwealth’s executive officers, directors or nominees for election as a director, any person owning more than 5% of First Commonwealth’s common stock, or any immediate family member of any of the foregoing persons is considered a “related party transaction” and must be approved or ratified by the Governance Committee in accordance with a written policy adopted by First Commonwealth’s Board of Directors.

This policy requires the Governance Committee to review the material facts of any related party transaction and either approve or disapprove the transaction after considering, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Any director who has an interest in the transaction may not participate in any discussion or approval of the transaction except for the purpose of providing material facts concerning the transaction.

The policy does not apply to the following categories of transactions:

•	transactions that are available to all employees or customers of First Commonwealth generally;

•	transactions involving less than $120,000 when aggregated with all similar transactions; and

•

loans made by First Commonwealth Bank (or any other banking subsidiary of First Commonwealth) in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and not involving more than the normal risk of collectibility or presenting other unfavorable features.

In addition, certain categories of transactions have been pre-approved under the terms of the policy, including:

•

compensation paid to executive officers of First Commonwealth if either (i) the compensation is required to be reported in First Commonwealth’s proxy statement under the rules of the SEC or (ii) the executive officer is not an immediate family member of another executive officer or director of First Commonwealth and the compensation would be reported in First Commonwealth’s proxy statement if the executive officer was a “named executive officer” (as defined above under “Executive Compensation”);

•	compensation paid to directors that is required to be reported in First Commonwealth’s proxy statement; and

•	transactions in which all shareholders benefit proportionately (such as the payment of dividends).

Related Party Transactions During 2006

During 2006, First Commonwealth Bank paid the following compensation to Julia E. Trimarchi Cuccaro, attorney-at-law: $114,910 for preparing state-wide lien searches and abstracting services in connection with loans made by FCB, $40,000 for various legal services in the ordinary course of banking business and $68,000 as salary in her capacity as Vice President and Assistant Secretary of First Commonwealth Bank. Ms. Cuccaro is a director of First Commonwealth.

First Commonwealth has made and intends to continue to make loans through its subsidiary, First Commonwealth Bank, to various of its Directors and executive officers, and to corporations or other entities in which they may own a controlling interest. Any such loans were and will be made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not and will not involve more than a normal risk of collectibility or present other unfavorable features.

In addition to loans made by its banking subsidiary, First Commonwealth, through an executive loan plan, has advanced amounts to executive officers of First Commonwealth. During 2006 Mr. O’Dell and Thaddeus J. Clements, each an executive officer, had outstanding loan balances and these amounts are included in Note 31 “Related Party Transactions” of First Commonwealth’s Annual Report on Form 10-K along with those credits issued to Directors and executive officers through First Commonwealth’s banking subsidiary. The highest amount outstanding during 2006 was $259,349 and $81,624 for O’Dell and Clements, respectively. The balance outstanding at February 28, 2007, was $222,186 and $69,805, respectively. These loans were extended through a line of credit and carry an interest rate at the New York City prime rate. First Commonwealth discontinued advancing amounts under this plan as of July 30, 2002 and has not granted any extensions or modifications of loans that were made prior to that date.

ANNUAL REPORT

A copy of First Commonwealth’s Annual Report to Shareholders for the fiscal year ended December 31, 2006, is enclosed with this Proxy Statement.

A copy of the First Commonwealth’s annual report on Form 10-K for 2006 as filed with the Securities and Exchange Commission may be obtained without charge upon written request to: David R. Tomb, Jr., Secretary/Treasurer, P.O. Box 400, Indiana, Pennsylvania 15701. The annual report is also available through First Commonwealth’s website, http://www.fcbanking.com, click on “Investor Relations,” then choose “Annual Reports.”

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

First Commonwealth shareholders who want to communicate with the Board or any individual Director can write to:

First Commonwealth Financial Corporation

Attn: Board Communications

P.O. Box 400

Indiana, PA 15701

Your letter should indicate that you are a First Commonwealth shareholder. Depending on the subject matter, management will:

•	Forward the communication to the Director or Directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example where it is a request for information about the company or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the Directors on request.

In addition, First Commonwealth has retained an independent service provider to receive calls from shareholders and other interested parties who wish to communicate with the non-management directors. The telephone number for this service is 1-866-825-5283. The independent service provider will forward all communications to the Lead Director who will take such action as he deems appropriate. A summary report of all communications received and actions taken by the Lead Director will be presented during the next executive session of the non-management directors and, if the non-management directors deem appropriate, to the full Board.

SHAREHOLDER PROPOSALS

Proposals of First Commonwealth shareholders intended to be presented at the annual meeting of Shareholders to be held in the year 2008 must be received by the Secretary of First Commonwealth not later than November 19, 2007 (120 days prior to the mailing date of this year’s proxy statement), in order to be considered for inclusion in First Commonwealth’s proxy statement for that meeting.

In connection with the 2008 Annual Meeting of Shareholders, if First Commonwealth does not receive notice of a matter or proposal to be considered (whether or not the proponent thereof intends to include such matter or proposal in the proxy statement of First Commonwealth) on or before February 1, 2008 (45 days prior to the mailing date of this year’s proxy statement), then the persons appointed by the Board of Directors to act as the proxies for such annual meeting will be allowed to use their discretionary voting authority with respect to any such matter or proposal at such annual meeting, if such matter or proposal is raised at such annual meeting.

APPENDIX

(PROXY CARD)

(This Section Intentionally Blank)

Detach Proxy Card Here

Please Sign, Date and Return the
Proxy Promptly Using the Enclosed	Votes must be indicated
Envelope	(x) in Black or Blue Ink.

1. Election of the following nominees as Directors to serve for terms ending in 2010.

To change your address,
FOR ALL ☐	WITHHOLD ☐	EXCEPTIONS ☐	please mark this box. ☐
FOR ALL
To include any comments,
please mark this box. ☐

Nominees: Julie A. Caponi, Julia E. Trimarchi Cuccaro, David S. Dahlmann, and John J. Dolan

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

SCAN LINE

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. For joint accounts each joint owner should sign. If a corporation, please sign in full corporate name by President or other authorized officer, giving your full title as such. If a partnership, please sign in name by authorized person, giving your full title as such.

Date	Share Owner sign here	Co-Owner sign here

FIRST COMMONWEALTH FINANCIAL CORPORATION

Old Courthouse Square, 22 North Sixth Street

Indiana, Pennsylvania 15701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 16, 2007

The Annual Meeting of Shareholders of First Commonwealth Financial Corporation will be held at 654 Philadelphia Street, Indiana, PA on Monday, April 16, 2007 at 3:00 p.m., local time, for the following purposes:

1.	To elect four Directors to serve for terms expiring in 2010.

2.	To act on such other matters as may properly come before the Meeting.

Only holders of Common Stock of First Commonwealth Financial Corporation of record at the close of business on March 2, 2007 will be entitled to vote at the meeting or any adjournment thereof.

To be sure that your vote is counted, we urge you to complete and sign the proxy/voting instruction card below, detach it from this letter and return it in the postage paid envelope enclosed in this package. The giving of such proxy card does not affect your right to vote in person if you attend the meeting.

FIRST COMMONWEALTH FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 16, 2007

This Proxy is Solicited on Behalf of the Board of Directors of

First Commonwealth Financial Corporation

The undersigned shareholder of First Commonwealth Financial Corporation (“the Corporation”) hereby appoints Douglas Brown, Natalie M. Felix, and Robin L. Shaw, and each of them, as proxies of the undersigned to vote at the Annual Meeting of Shareholders of the Corporation the shares which the undersigned would be entitled to vote if personally present on the following matter and such other matters as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposal 1.

The undersigned hereby revokes all previous proxies for the Annual Meeting of Shareholders, hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement furnished therewith and hereby ratifies all that the said proxies may do by virtue hereof.

(Continued, and to be signed and dated on the reverse side.)

FIRST COMMONWEALTH FINANCIAL CORPORATION

P. O. BOX 11043

NEW YORK, NY 10203-0043